UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant    ☒
Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

I.C. ISAACS & COMPANY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies: ________________

(2) Aggregate number of securities to which transaction applies: ________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): ______________

(4) Proposed maximum aggregate value of transaction: ________________

(5) Total fee paid: ________________

☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    (1) Amount Previously Paid: ___________
    (2) Form, Schedule or Registration Statement No.: _____________
    (3) Filing Party: _____________
    (4) Date Filed: ______________

I.C. ISAACS & COMPANY, INC.

NOTICE OF ANNUAL STOCKHOLDERS’ MEETING

May 30, 2007

10:00 a.m. Eastern Time

______________

Dear Stockholder,

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of I.C. Isaacs & Company, Inc., which will be held at 10:00 a.m. Eastern Time on May 30, 2007 at the offices of Kramer Levin Naftalis & Frankel LLP located on the 29th floor at 1177 Avenue of the Americas, New York, New York 10036. At the meeting, you will be asked to consider and vote on the following proposals:

1.	to elect seven directors, each to hold office until the 2008 annual meeting of stockholders and until their respective successors shall have been duly elected or appointed;

2.	to ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the year ended December 31, 2007; and

3.	to transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on April 26, 2007 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

Enclosed is a copy of the Annual Report to Stockholders, which consists of a letter from our Chief Executive Officer and our Form 10-K for the year ended December 31, 2006.

The Board of Directors,
/s/ Gregg A. Holst
Gregg A. Holst, Secretary
New York, New York
April 30, 2007

TABLE OF CONTENTS

VOTING	i
PROXY STATEMENT	1
Record Date; Quorum; Share Ownership and Voting Requirements for Election of Directors and Adoption of Proposals	1
Solicitation of Proxies	1
Submitting and Revoking Your Proxy	2
PROPOSAL 1 — ELECTION OF DIRECTORS	2
Nominees for Election as Directors	3
Executive Officers of the Company Who Are Not Also Directors	4
CORPORATE GOVERNANCE	5
Independence of Directors	5
Board and Stockholder Meetings	5
Board Committees and Meetings	5
Committee Meetings and Attendance	6
Compensation Committee Interlocks And Insider Participation	6
Role of the Compensation Committee	6
Nominating Committee and Director Candidates	7
Codes of Ethics	7
Communicating with Our Directors	7
COMPENSATION DISCUSSION AND ANALYSIS	8
Overview of Compensation Program	8
Compensation Philosophy and Objectives	8
Components of Compensation	8
Other Compensation	10
Management's Role in the Compensation-Setting Process	10
Role of the Compensation Consultant	10
REPORT OF THE COMPENSATION COMMITTEE	10
EXECUTIVE COMPENSATION	11
Summary Compensation Table	11
Employment Contracts and Termination of Employment	12
Outstanding Equity Awards at Fiscal Year End	14
Option Exercises	15
Severance Agreements	16
Potential Payment upon Termination or Change of Control	16
Director Compensation	19
Non-Employee Director Compensation	20
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	21
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	22
REPORT OF THE AUDIT COMMITTEE	23

TABLE OF CONTENTS (continued)

PROPOSAL 2 — RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	24
Principal Accounting Fees and Services	25
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accountants	25
OTHER MATTERS	25
Stockholder Proposals and Director Nomination Recommendations	25
Annual Report to Stockholders	25
Other Matters Coming Before the Meeting	26

VOTING

For details about voting, please see the Proxy Statement and the enclosed proxy. You are urged to date, sign and promptly return the enclosed proxy so that your shares may be voted in accordance with your wishes and so that the presence of a quorum may be assured. Voting promptly, regardless of the number of shares you hold, will aid us in reducing the expense of proxy solicitation. Voting your shares by the enclosed proxy does not affect your right to vote in person in the event you attend the meeting. You are cordially invited to attend the meeting, and we request that you indicate your plans in this respect in the space provided on the enclosed proxy.

i

I.C. ISAACS & COMPANY, INC.

475 10th Avenue, 9th Floor

New York, NY 10018

______________

PROXY STATEMENT

________________

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of I.C. Isaacs & Company, Inc. (the “Company,” “we” or “us”) of proxies to be voted at the Annual Stockholders’ Meeting (the “Annual Meeting”) to be held at the offices of Kramer Levin Naftalis & Frankel LLP located on the 29th floor at 1177 Avenue of the Americas, New York, New York 10036, on Wednesday, May 30, 2007, at 10:00 a.m. Eastern Time, and at any postponements or adjournments of the meeting, for the purposes set forth in the accompanying Notice of Annual Stockholders’ Meeting.

Record Date; Quorum; Share Ownership and Voting Requirements for Election of Directors and Adoption of Proposals

Only stockholders of record on the books of the Company at the close of business on April 26, 2007 will be entitled to vote at the Annual Meeting. Presence in person or by proxy of a majority of the shares of common stock outstanding on the record date is required for a quorum. If you held your shares on that date, you may vote your shares at the meeting either in person or by proxy. As of the close of business on April 27, 2007, the Company had 12,282,618 outstanding shares of common stock. Copies of this Proxy Statement were first available to stockholders on April 30, 2007.

Our common stock is our only class of securities that will be entitled to vote at the Annual Meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of our common stock is necessary to constitute a quorum at the Annual Meeting. Shares of common stock present in person or by proxy will be counted as present at the Annual Meeting for purposes of determining a quorum, regardless of whether the proxy is marked as casting a vote or abstaining.

Other than for the election of directors, each share of common stock is entitled to one vote on all matters that may properly come before the Annual Meeting. In the election of directors, each share is entitled to cast one vote for each director to be elected. Directors will be elected by a plurality vote of the shares represented in person or by proxy at the Annual Meeting. That means that the seven nominees for election as directors who receive the most votes will be elected to the Board. You may not vote your shares of common stock cumulatively for the election of directors. For purposes of the election of directors, abstentions will not affect the determination of whether a director nominee has received the plurality vote required for election.

All other matters to come before the Annual Meeting require the approval of a majority of the shares of common stock present, in person or by proxy, at the meeting and entitled to vote. For the purpose of determining whether our stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. Shares held by banks or brokers that do not have discretionary authority to vote on a particular matter and that have not received voting instructions from their customers are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that matter, but they are counted as present for the purpose of determining the existence of a quorum at the Annual Meeting. Please note that banks and brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, but may vote their clients’ shares on the two “routine” proposals that will be considered at the Annual Meeting: the election of directors and the ratification of BDO Seidman, LLP as our independent registered public accounting firm for the year ended December 31, 2007.

Solicitation of Proxies

All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile transmission, email and personal interviews, and we reserve the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of our common stock held in their names. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Submitting and Revoking Your Proxy

If you complete and submit the enclosed proxy by mail, the shares represented by your proxy will be voted at the Annual Meeting in accordance with your instructions. Without affecting any vote previously taken, your proxy may be revoked by giving notice of revocation to us in writing addressed to us at 475 10th Avenue, 9th Floor, New York, NY 10018, Attention: Corporate Secretary or by stating your desire to revoke your proxy at the Annual Meeting. You may also change your vote by executing and returning to us a later-dated proxy or by voting in person at the Annual Meeting. All properly executed proxies received by the Board will be voted as directed by you. If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions.

All properly executed proxies received by the Board that do not specify how your shares should be voted will be voted in the following manner:

•	FOR the election of the nominees for director set forth in “Proposal 1 - Election of Directors”; and

•	FOR ratification of the appointment of BDO Seidman, LLP as our independent registered public accountants for the year ended December 31, 2007.

In addition, if other matters come before the Annual Meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. We have not received notice of other matters that may properly be presented at the Annual Meeting.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board is currently composed of seven directors. At last year’s annual meeting, our stockholders elected a slate of eight directors to the Board. The resignation of Peter Rizzo, who served as Chief Executive Officer, Chairman of the Board and a director of the Company, resulted in a vacancy on the Board. In addition, the appointment of Robert Stephen Stec as Interim Chief Executive Officer of the Company reduced the number of independent directors to three. In order to once again have a Board consisting of a majority of independent members, our Nominating Committee is engaged in a search for new independent directors. To avoid presenting less than a full slate of nominees at this year’s Annual Meeting, the size of the Board has been reduced to seven members. If, as and when the Nominating Committee identifies suitable candidates to serve as directors, and the Board acts favorably on such persons’ candidacy, the size of the Board will be increased once again to nine members. All seven of our current directors have been nominated for reelection. If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the proxies may be voted either (i) for a substitute nominee designated by the present Board to fill the vacancy or (ii) for the balance of the nominees, thereby leaving a vacancy. Alternatively, the Board may reduce the size of the Board. The Board has no reason to believe that any of the following nominees will be unwilling or unable to serve if elected as a director. Such persons have been nominated to serve until the 2008 annual stockholders’ meeting or until their successors, if any, are elected or appointed. Set forth in this section are the names and biographical information for each of the nominees. The Board recommends a vote “FOR” the election of each of the following nominees.

Nominees for Election as Directors

Olivier Bachellerie Age: 46 Director since 2002 President and Director General of GI Promotion and Cravatatakiller S.A. President of Fashion Services of America
Mr. Bachellerie has served since 1997 as President and Director General of GI Promotion and Cravatatakiller S.A., and as President of Fashion Services of America, Inc. GI Promotion is beneficially owned by Marithé Bachellerie and François Girbaud. Cravatatakiller S.A. is owned by Mr. Bachellerie and Mr. Bachellerie is also the major shareholder of Fashion Services of America, Inc.  Mr. Bachellerie is the son of Marithé Bachellerie, who together with Mr. Girbaud, indirectly own and possess the right to vote approximately 37% of the Company’s outstanding shares of common stock.

René Faltz Age: 53 Director since 2002 Senior Partner of Cabinet D’Avocats René Faltz
Mr. Faltz has practiced law in the Grand Duchy of Luxembourg since 1976. He has been with Cabinet D’Avocats René Faltz since March 2000, after leaving the law firm of Faltz & Kremer. Mr. Faltz is one of the Managing Directors of, and serves as counsel to, several companies that, since 2002, have been beneficially owned by Marithé Bachellerie and François Girbaud in connection with the conduct of their business activities as designers and marketers of clothing and other items bearing the various Girbaud trademarks.

Neal J. Fox Age: 72 Non-Executive Chairman of the Board Director since 1998 Consultant for NJF Associates, Incorporated
Mr. Fox has served as the Company's Non-Executive Chairman of the Board since April 2007. Since 1999, he has served as a corporate consultant, specializing in brand management and business development in the apparel, accessories, cosmetics, and footwear industries, through his firm, NJF Associates. In addition, he is one of the management principals leading the relaunch of Mark Cross, a luxury leather goods brand established in 1845. From 1989 through 1999, Mr. Fox served as President and CEO of Sulka, an international menswear wholesaler and retailer. From 1983 to 1988, he was Chairman, CEO and principal stockholder of Garfinckel's (including its predecessor Raleigh and Co). Beforehand, Mr. Fox held senior management positions at Neiman Marcus, Bergdorf Goodman, and I. Magnin.

François Girbaud Age: 62 Director since 2004
Mr. Girbaud, an internationally renowned designer and manufacturer of clothing, and licensor of clothing designs and trademarks for more than 25 years, became one of the Company’s directors in October 2004. Pursuant to agreements that the Company has with companies co-owned directly or indirectly by Mr. Girbaud and Marithé Bachellerie, the Company licenses the Girbaud trademarks and designs for use in the manufacture and sale of various items of clothing in North America.

Jon Hechler Age: 54 Director since 1984 President of T. Eliot, Inc.
Mr. Hechler was employed by Ira J. Hechler and Associates, an investment company, from 1980 to 1999. Since March 1994, Mr. Hechler has served as President of T. Eliot, Inc., manufacturer of the Sani Seat® hygienic toilet seat system

Robert Stephen Stec
Age: 52
Interim Chief Executive Officer of the Company
Director since 2002
Chairman and Chief Executive Officer of Prestige
Brands of North Carolina, LLC
Chief Executive Officer of Brand Force One, LLC

Mr. Stec became the Company’s interim Chief Executive Officer in April 2007. Mr. Stec was a Division President of VF Corporation and had sole responsibility for VF’s Girbaud division in the United States from 1989 through 1993. From 1996 to 1998, he served as President of London Fog Industries, Inc., a leading manufacturer and marketer of branded outerwear. During 1997 and 1998, Mr. Stec served as a part-time consultant to Girbaud Design, Inc. and certain of its affiliates. For several months in 1999, Mr. Stec served as a consultant to London Fog. From 1999 to 2006, Mr. Stec was employed as President and Chief Executive Officer of Lexington Home Brands, a leading branded marketer of home furnishings. Mr. Stec is currently Chairman and Chief Executive Officer and the founder of Prestige Brands of North Carolina, LLC, a home furnishings company that focuses on niche opportunities in the furniture industry. He is also the Chief Executive Officer and the founder of Brand Force One, LLC, a marketing consulting company.

John McCoy II Age: 60 Director since 2005 President of Components by John McCoy, Inc.
Mr. McCoy has worked within the apparel industry during the past 38 years. In 1970, he began working for Pierre Cardin’s sales operations and held the position of Executive Vice President - Clothing when he left that firm in 1977 to found Fitzgerald by John McCoy, a U.S. manufacturer of European styled clothing. In 1985, Mr. McCoy founded Components by John McCoy, Inc., a manufacturer and distributor of luxury clothing brands, including Gran Sasso, Mason’s, Coast, Moncler, Lenor Romano and Alfred Dunhill. Since Components by John McCoy, Inc.’s inception in 1985, Mr. McCoy has served as its President.

Except as noted above, each nominee for election as a director has been engaged in the principal occupation described during the past five years. Pursuant to a Stockholders’ Agreement by and among the Company’s largest stockholder, Wurzburg Holding S.A., its affiliate Textile Investment International S.A. and the Company, the Girbaud Group designated Olivier Bachellerie, René Faltz and François Girbaud to serve as directors of the Company. There are no family relationships among any directors or executive officers of the Company. Stock ownership information is shown in the “Security Ownership of Certain Beneficial Owners and Management” section and is based upon information furnished by the respective individuals.

Approval of director nominees requires the affirmative vote of a plurality of the shares represented in person or by proxy at the Annual Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE SEVEN NOMINEES.

Executive Officers of the Company Who Are Not Also Directors

The following table sets forth the names and ages of our executive officers who are not directors. The table also provides a description of the positions of employment held by each of such executives for at least the past five years.

Jesse de la Rama Age: 52 Chief Operating Officer of the Company
Mr. de la Rama began his employment with the Company in March 2004 as Vice President of Merchandise Planning and Retail Development. In December 2004, he began serving as the Company’s Chief Operating Officer. Between 1979 and September 1994, Mr. de la Rama was employed by Barney’s New York and served in various executive capacities, including Vice President, Outlet Division and Warehouse Sales (1992-1994) and Vice President, Merchandise Planning (1983-1992). From September 1994 through January 1997, Mr. de la Rama was Senior Vice President, Retail, for Bally of Switzerland. Mr. de la Rama engaged in business during the period from January 1997 through February 2004 as a consultant to the fashion retail industry and other clients, including Calvin Klein, Inc., Lambertson/Truex and Sotheby’s, Inc., as president of his own company, Jesse de la Rama, Inc.

Gregg A. Holst Age: 48 Executive Vice President and Chief Financial Officer of the Company
Mr. Holst began his employment with the Company’s wholly owned subsidiary, I.C. Isaacs & Company LP (the “LP”), in December 2005. Prior to 1992, Mr. Holst was employed in the New York office of Arthur Andersen & Co. From 1992 to 2000, Mr. Holst held several finance positions with the General Electric Company. From 2000 - 2002, he served as Executive Vice President, Finance, for the Warnaco Group, Inc. Mr. Holst served (May 2003 - December 2005) as Chief Financial Officer, The Americas, for BBDO Worldwide, Inc. Mr. Holst is a certified public accountant.

CORPORATE GOVERNANCE

Independence of Directors

We are not subject to any law or market listing requirement that would require us to have a minimum number of “independent directors.” However, we believe that the interests of the stockholders of a public company are best served when a majority of the directors meet the standards required of independent directors, as set forth in the applicable rules promulgated by the Securities and Exchange Commission (the “SEC”) and the Nasdaq Stock Market. Prior to the death of our former director, Roland Loubet, in 2005, five of the nine members who were then serving on our Board - Messrs. Fox, Hechler, Loubet, McCoy and Stec - met those standards. Our Nominating Committee has been engaged in a search for additional independent directors. We have reduced the size of our Board to seven members and have nominated our three current independent directors for re-election to the Board. If, as and when the Nominating Committee identifies suitable candidates to serve as directors, and the Board acts favorably on such persons’ candidacy, the size of the Board will be increased once again to nine members, a majority of whom will once again be independent directors.

Board and Stockholder Meetings

The Board held three meetings during 2006. Each director is expected to attend each meeting of the Board and the committees on which he serves. However, it is not our policy to require Board members to attend our annual stockholder meetings. In addition to meetings, the Board and its committees review and act upon matters through written consent procedures. No director attended less than 75% of all the meetings of the Board in fiscal 2006.

Board Committees and Meetings

The Board currently has standing Audit, Compensation and Nominating Committees. The operations of each of these committees are governed by written charters approved by the Board. Each committee’s current charter can be accessed through the News—Corporate Governance links on the Company’s website at www.icisaacs.com. The membership requirements contained in the charters of each of our standing committees state that each of the members of those committees must satisfy the director independence standards set forth in the applicable rules promulgated by the SEC and the Nasdaq Stock Market, as such rules may be amended from time to time, and subject to any exceptions authorized under such rules. Following are the committee members, as of April 30, 2007, each of whom satisfies the applicable director independence standards:

Audit:	Messrs. Fox (Chair), Hechler and McCoy
Compensation:	Messrs. Hechler (Chair), Fox and McCoy
Nominating:	Messrs. McCoy (Chair), Fox, Hechler

Committee Meetings and Attendance

Audit Committee Meetings:

The Audit Committee assists the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions. The Board has determined that Neal J. Fox, Chairman of the Audit Committee, is an “audit committee financial expert,” as such term is defined under applicable SEC regulations. During fiscal 2006, the Audit Committee held eight meetings. The Audit Committee members for fiscal 2006 were Messrs. Fox (who served, and continues to serve, as the Chair), Hechler, and Stec. All Audit Committee members attended at least 75% of the total number of Audit Committee meetings held during fiscal 2006. Mr. Stec served on the Company’s Audit Committee during fiscal 2006 and until April 2007, when Mr. Stec was appointed interim CEO of the Company, at which time Mr. McCoy replaced Mr. Stec on the Audit Committee. For additional information, see “Report of the Audit Committee.”

Nominating Committee Meetings:

The Nominating Committee identifies individuals qualified to serve as members of the Board and makes recommendations to the Board regarding the selection of nominees for election as directors of the Company. The Nominating Committee meets as often as necessary to perform its duties and responsibilities. The Nominating Committee held one meeting in fiscal 2006. The current practice of the Nominating Committee is to hold its meeting in executive session without management The Nominating Committee members for fiscal 2006 were Messrs. Stec (who served as the Chair), McCoy, Fox and Hechler. One director, John McCoy, attended fewer than 75% of the Nominating Committee meetings held during fiscal 2006. Mr. Stec served as Chair of the Company’s Nominating Committee during fiscal 2006 and until April 2007, when Mr. Stec was appointed interim CEO of the Company. Mr. McCoy now serves as Chair of the Nominating Committee.

Compensation Committee Meetings:

The Compensation Committee administers the Company’s Amended and Restated Omnibus Stock Plan (the “Omnibus Stock Plan”). The Compensation Committee also reviews and approves various other company compensation policies and matters, and reviews and approves salaries and other matters relating to compensation of our executive officers. The Compensation Committee meets as often as necessary to perform its duties and responsibilities. The Compensation Committee held seven meetings during fiscal 2006. The current practice of the Compensation Committee is to hold its meeting in executive session without management. The Compensation Committee members for fiscal 2006 were Messrs. Hechler (who served, and continues to serve, as Chair), Fox and Stec. All Compensation Committee members attended at least 75% of the total number of Compensation Committee meetings held during fiscal 2006. Mr. Stec served on the Company’s Compensation Committee during fiscal 2006 and until April 2007, when Mr. Stec was appointed interim CEO of the Company, at which time Mr. McCoy replaced Mr. Stec on the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee during 2006 were independent directors, and none of them were our employees or former employees. During 2006, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our Compensation Committee or Board.

Role of the Compensation Committee

The Compensation Committee operates under a written charter adopted by the Board. A copy of the charter can be accessed through the News—Corporate Governance links on the Company’s website at www.icisaacs.com. The fundamental responsibilities of the Compensation Committee are:

1.	determining the compensation of the Company’s Chief Executive Officer and other executive officers as set forth in the charter;

2.	assisting the Board in discharging its responsibilities related to compensation of the Company’s directors and other executive officers;

3.	producing an annual report on executive compensation for inclusion in the Company’s annual meeting proxy statement in accordance with applicable SEC rules and regulations; and

4.	addressing any and all compensation-related issues that may arise in light of the authority described within the charter.

In addition, the Compensation Committee makes recommendations to the Board regarding incentive compensation and equity-based incentive plans that require shareholder approval, and the Compensation Committee governs all shareholder-approved plans providing for the granting of options and other stock-based awards, as well as stock appreciation rights, phantom stock awards and performance-based awards.  The plan governance role of the Compensation Committee includes the authority to adopt, administer, approve, ratify, amend, modify, review and monitor awards made under such plans. The Compensation Committee then reviews and recommends to the Board the adoption of significant benefits plans and changes to benefits plans. Finally, the Compensation Committee produces an annual report on senior executive compensation for inclusion in the Company’s annual meeting proxy statement, which is prepared in accordance with all applicable SEC rules and regulations.

Nominating Committee and Director Candidates

The Nominating Committee recommended the director nominees proposed for election as directors. When a vacancy opens on the Board, the Nominating Committee makes an initial assessment of the skills and experience of the current directors in order to determine the particular skills and experience that would be desirable in a new director so as to complement and enhance the combined skills and experience of the existing Board members. The Nominating Committee will then ask Board members and others for recommendations, conduct meetings from time to time to evaluate biographical information and background material relating to potential candidates and interview selected candidates. In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating Committee takes into consideration a number of factors. These factors include a prospective candidate’s understanding of, and experience regarding, manufacturing, finance and marketing. These factors, and others considered useful by the Nominating Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Nominating Committee and of the Board may change from time to time to take into account changes in business and other trends. In determining whether to recommend a current director for re-election, the Nominating Committee considers, in addition to the basic qualifications for a new director, which are described above, the director’s past attendance at, and participation in, meetings and his or her overall contributions to the activities of the Board. During 2006, we did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating Board nominee candidates. Stockholders may recommend individuals to the Nominating Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials. Assuming that appropriate biographical and background materials have been provided on a timely basis, the Nominating Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying the same criteria, as it does in considering other candidates. For information on how to submit a director nominee recommendation and what should be included in and with that submission, see “Other Matters—Stockholder Proposals and Director Nomination Recommendations.”

Codes of Ethics

We have adopted a Code of Ethics for Senior Financial Executives that applies to every employee or officer who holds the office of principal executive officer, principal financial officer, principal accounting officer, treasurer or controller, or any person performing similar functions. The Company also has adopted a Code of Ethics and Business Conduct that applies to each officer, director and employee of the Company and each of its subsidiaries. Our two ethics codes can be accessed through the News—Corporate Governance links on the Company’s website at www.icisaacs.com.

Communicating with Our Directors

The Board will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate.

Stockholders can send communications by mail to Gregg A. Holst, Corporate Secretary, I.C. Isaacs & Company, Inc., 475 10th Avenue, 9th Floor, New York, NY 10018. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed our Corporate Secretary to forward such correspondence only to the intended recipients; however, the Board has also instructed our Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward certain items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, our Corporate Secretary may forward some of that correspondence elsewhere in the Company for review and possible response.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation Committee of the Board has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Compensation Committee’s goal is to ensure that the total compensation paid to the Company’s executive officers is fair, reasonable and competitive.

Throughout this Proxy Statement, Peter J. Rizzo, the Company’s Chief Executive Officer until April 5, 2007, Gregg A. Holst, the Company’s Chief Financial Officer, and Jesse de la Rama, the Company’s Chief Operating Officer, are referred to as the “Named Executive Officers.”

Compensation Philosophy and Objectives

The Company’s compensation policies and procedures have historically been aligned with its entrepreneurial traditions. The Company seeks to compensate its executive officers (including the Named Executive Officers) in a manner that:

w	is consistent with the Company’s conservative traditions and cost structure;

w	is sufficient to attract and retain key executives critical to the success of the Company;

w	is reflective of current performance of both the individual officer and the Company; and

w	rewards successful long-term strategic management and enhancement of stockholder values

Components of Compensation

The Compensation Committee approves the design of, assesses the effectiveness of, and administers the executive compensation programs of, the Company in support of stockholder interests. The key elements of the Company’s executive compensation program are base salary, annual incentives and long-term incentives. These key elements are addressed separately below. In determining each component of compensation, the Compensation Committee considers all elements of an executive’s total compensation package. The Compensation Committee seeks to achieve the proper balance between cash and stock-based compensation in order to provide our executives with incentives for performance in both the short and long term.

Base Salary

Base pay is a critical element of executive compensation, because it provides executives with a base level of monthly income and with immediately realizable rewards for performance on an annual basis. The Compensation Committee regularly reviews each Named Executive Officer’s base salary. Base salaries are not necessarily compared to those of executives at other institutions, although market rates for comparable executives with comparable responsibilities are considered in some cases. Base salaries may be adjusted by the Compensation Committee to recognize varying levels of responsibility, experience, breadth of knowledge, internal equity issues, as well as external pay practices. Increases to base salaries are driven primarily by individual performance, which is evaluated based on sustained levels of individual contribution to the Company. In consideration of the various factors described above, in connection with the renewal of the term of his employment agreement in early 2006, Mr. De La Rama’s base salary was increased from $250,000 to $275,000. The base salary of our other Named Executive Officers remained the same.

Annual Incentives

The Company has adopted for its executives, whose activities are directly related to profitability, an annual incentive compensation philosophy that is “bottom line” oriented. Since 2003, the employment agreements that the Company has entered into with its senior operating executives have contained significant cash bonus incentives that are tied to three pre-determined annual performance goals:

w	earnings before interest and taxes (“EBIT”);

w	cash provided by operating activities; and

w	inventory turns, which is a measure of the level of efficiency employed by the Company in matching its annual purchases of inventory to the annual sales of merchandise to its customers.

 Under the terms of their respective employment agreements, each of the Named Executive Officers can earn an incentive cash bonus if the Company achieves certain performance targets, which are established by the Compensation Committee in consultation with management. The amount of such bonus, if any, is determined pursuant to a formula based on the Company’s performance as measured against targets for EBIT, cash flow and inventory turns.

Pursuant to the terms of his employment agreement, as amended, Peter J. Rizzo is entitled to receive a cash bonus equal to the higher of $175,000 and the amount calculated based on the Company’s performance compared to pre-determined performance targets. Pursuant to the terms of his employment agreement, Mr. Holst received a guaranteed bonus for fiscal 2006 of $96,250. Except for Mr. Rizzo’s guaranteed minimum bonus of $175,000 for 2006 and for Mr. Holst’s guaranteed bonus of $96,250 for 2006, the executive officers did not receive a bonus, as the Company’s performance targets used to determine the amounts of such incentive cash bonus were not met for 2006.

Long-Term Incentives

The Compensation Committee believes that equity compensation is the most effective means of creating a long-term link between the compensation provided to officers and other key management personnel, with gains realized by the shareholders. The Compensation Committee has elected to use stock options to provide our executives with incentives for performance in the long term. All stock options incorporate the following features:

•	the term of the grant does not exceed ten years;

•	the grant price is not less than the market price on the date of grant;

•	grants do not include “reload” provisions; and

•	options generally vest after two to three years or ratably over two to three years beginning with the first anniversary of the date of grant.

We continue to use stock options as a long-term incentive vehicle because:

•
stock options align the interests of executives with those of the shareholders, support a pay-for-performance culture, foster employee stock ownership and focus the management team on increasing value for the shareholders;

•	stock options are performance-based (all the value received by the recipient from a stock option is based on the growth of the stock price above the option price); and

•	the vesting period encourages executive retention and the preservation of shareholder value.

In determining the number of options to be granted to our executive officers, we take into account the individual’s position, scope of responsibility, ability to affect profits and shareholder value, the individual’s historic and recent performance, and the value of stock options in relation to other elements of total compensation.

In keeping with the Company’s commitment to provide a total compensation package that includes at-risk components of pay, long-term incentive compensation comprises a significant portion of the value of an executive’s total compensation package. When awarding long-term grants, the Compensation Committee considers an executive’s level of responsibility, prior compensation experience, historical award data and individual performance criteria.

Stock options are granted at an option price equal to the fair market value of our common stock on the date of grant. Accordingly, stock options have value only if the stock price appreciates. This design focuses executives on the creation of stockholder value over the long term. The size of a stock option grant is based on competitive practice, individual performance factors and historical award data. In 2006, no option grants were made to any of the executive officers.

Other Compensation

We provide our Named Executive Officers with other benefits, reflected in the “All Other Compensation” column in the “Summary Compensation Table” of the “Executive Compensation” section, that we believe are reasonable, competitive and consistent with the Company’s overall executive compensation program. Our Named Executive Officers are also eligible under the same benefit plans as all other salaried employees for medical, dental, and long-term disability insurance and are eligible for paid time off and paid holidays. These benefits are intended to be competitive with benefits offered in our industry. We believe that these benefits generally allow our executives to work more efficiently. The costs of these benefits constitute only a small percentage of each Named Executive Officer’s total compensation and include premiums paid on life insurance policies and supplemental health insurance policies.

Management’s Role in the Compensation-Setting Process

Management does not play a significant role in the compensation-setting process for executive officers. To date, compensation for our executive officers has been determined by the Compensation Committee at the time of each executive’s hiring and then again when such executive’s employment agreement expires. Other than in connection with negotiations involved in the entry into an employment agreement or a renewal thereof, management’s role has been limited to presenting an annual budget, which is used by the Compensation Committee to set annual performance targets for use in determining whether incentive cash bonuses are to be paid.

Role of the Compensation Consultant

Neither the Company nor the Compensation Committee has any ongoing contractual arrangement with any compensation consultant who has a role in determining or recommending the amount or form of executive or director compensation. In late 2006, the Compensation Committee retained Alan A. Nadel, a compensation consultant, to assist in reviewing the Company’s executive compensation program for competitiveness with regard to levels and methods of compensation and to provide an update on current trends in such compensation. In the future, either the Company or the Compensation Committee may engage or seek the advice of other compensation consultants.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed the Compensation Discussion and Analysis and has discussed it with management. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2007 Proxy Statement.

This report is provided by the following independent directors, who currently serve on the Company’s Compensation Committee:

Jon Hechler (Chair);
Neal J. Fox; and
John McCoy.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE
Name & Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (3)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)
Peter J. Rizzo Chief Executive Officer	2006	$500,000	$175,000 (1)	$0	$0	$20,849	$695,849
Gregg A. Holst Chief Financial Officer	2006	$275,000	$146,250 (2)	$115,869 (4)	$0	$0	$537,119
Jesse de la Rama Chief Operating Officer	2006	$275,000	$0	$139,376 (5)	$5,624	$0	$420,000

(1)
Pursuant to the terms of his employment agreement, Peter J. Rizzo was entitled to receive a cash bonus equal to the higher of $175,000 and the amount calculated based on the Company’s performance relative to pre-determined performance targets.

(2)	Pursuant to the terms of his employment agreement, Mr. Holst received a guaranteed bonus for 2006 of $96,250 and received a $50,000 bonus at the inception of his employment agreement.
(3)
The amounts in this column reflect the compensation expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R, of portions of options awards granted prior to 2006 that vested during 2006. No options were granted to the named executives in 2006. The Company values the compensation expense of these options using the Black-Scholes option-pricing model. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives.

(4)
On December 27, 2005, the Company granted Mr. Holst an option to purchase 100,000 shares of our common stock. 1/3 of these options vested on December 27, 2006. The assumptions used in the valuation were a $4.40 strike price on the grant date of December 27, 2005, an expected life of 4 years, risk free interest rate of 4.50% and volatility of 120%. Using these assumptions, each grant was valued at $3.4761 each.

(5)
On March 1, 2004, the Company granted Mr. de la Rama an option to purchase 25,000 shares of our common stock. 1/3 of these options vested on March 1, 2006. On February 10, 2005, the Company granted Mr. de la Rama an option to purchase 75,000 shares of our common stock. 1/3 of these options vested on February 10, 2006. For 8,333 options vesting on March 1, 2006, the assumptions used in the valuation were a $0.87 strike price on the grant date of March 1, 2004, an expected life of 4 years, risk free interest rate of 2.60% and volatility of 120%. Using these assumptions, each grant was valued at $0.68 each. For 25,000 options vesting on February 10, 2006, the assumptions used in the valuation were a $6.00 strike price on the grant date of February 10, 2005, an expected life of 6.5 years, risk free interest rate of 4.50% and volatility of 120%. Using these assumptions, each grant was valued at $5.3484 each.

(6)	Represents the change in the present value of accumulated plan benefits during 2006.
(7)	Pursuant to the terms of his employment agreement, the Company paid for Mr. Rizzo’s supplemental medical reimbursement policy and his supplemental life insurance policy. The cost of such benefits paid by the Company for each of Mr. Holst and Mr. de la Rama did not exceed $10,000.

The Company’s compensation program for named executive officers includes the following components:

•	Base salary;

•	Bonus incentives;

•	Stock option awards;

•	Pension; and

•	Supplemental insurance.

The structure of each of these components, as reported in the Summary Compensation Table, is described below.

Salary. Base salaries are used to compensate our executives in accordance with their position in the Company and their level of responsibility. Each of our named executive officers has an employment agreement that defines a minimum annual salary for the executive, as described in greater detail in the “Employment Contracts and Termination of Employment” subsection of this “Executive Compensation” section.

Bonus Incentives. Payment of incentive compensation provisions are based upon the Company’s achievement of pre-determined earnings, cash flow and inventory turns targets, subject to guaranteed annual minimum amounts of $175,000 and $96,250 for Mr. Rizzo and Mr. Holst, respectively. The maximum annual amount payable under the bonus incentives is $350,000 for Mr. Rizzo, $192,500 for Mr. Holst and $175,000 for Mr. de la Rama.

Stock and Option Awards. Under the Company’s Omnibus Stock Plan, the Company may grant qualified and nonqualified stock options, stock appreciation rights, restricted stock or performance awards, payable in cash or shares of common stock, to selected employees. No options were granted to the named executives in 2006.

Pension Plan. Until December 31, 2006, the Company sponsored a defined benefit pension plan that covered substantially all employees with more than one year of service. The Company’s policy is to fund pension costs accrued. Contributions to the plan reflect benefits attributed to employees’ service to date, as well as service expected to be completed in the future. The benefits are based on the number of years of service and the employee’s compensation during the three consecutive years of service prior to, or including, the year of termination of employment. In February 2007, the Company suspended the pension plan effective December 31, 2006. Therefore, no additional benefits for service will accrue after that date.

Supplemental Insurance. The Company offers a medical reimbursement plan that covers most out-of-pocket expenses created by exclusions, limitations, reductions and cutbacks in primary health plans and ancillary (e.g., dental) plans.

EMPLOYMENT CONTRACTS and TERMINATION OF EMPLOYMENT

Robert S. Stec

On April 19, 2007, the Company and Mr. Stec entered into an employment agreement, effective as of April 5, 2007, with a term continuing through April 4, 2008. The term of Mr. Stec’s Employment Agreement may be extended by mutual agreement of the parties.

Under the Employment Agreement, Mr. Stec is entitled to an annual base compensation of $660,000.  In addition to base salary, Mr. Stec shall receive an option to purchase 75,000 shares of the Company’s common stock, subject to the Company’s Omnibus Stock Plan, filed with the SEC on August 14, 2003 as Exhibit 4.04 to Form 10-Q, and subject to an Amended and Restated Omnibus Stock Plan Nonstatutory Stock Option Grant Agreement, entered into on April 19, 2007 between the Company and Mr. Stec and filed with the SEC on Current Report 8-K/A on April 25, 2007 as Exhibit A to Exhibit 10.1.

If Mr. Stec’s employment is terminated for any reason after April 4, 2008, Mr. Stec will be entitled to the following: (i) any accrued but unpaid base compensation through the date of termination; (ii) any vacation accrued to the date of termination; and (iii) any accrued but unpaid expenses through the date of termination. In addition, if Mr. Stec’s employment is terminated without cause or if Mr. Stec terminates the Employment Agreement for good reason, Mr. Stec will also be entitled to continued payment of his base compensation for one month after the date of termination.

Jesse de la Rama

Jesse de la Rama is employed by the LP, pursuant to an employment agreement dated March 1, 2004, which was amended and effective beginning December 6, 2004. That agreement, as amended, provides:

•
for an initial term that ended on February 28, 2006, and for automatic one-year renewals of the agreement unless either party gives notice of its non-renewal not later than December 31, 2005 or December 31 of the then-current renewal year;

•	for payment of an annual base salary of $250,000, and incentive compensation provisions that are based upon the achievement of pre-determined earnings, cash flow and inventory turns targets;

•
for the issuance under the Omnibus Stock Plan of a five-year option to purchase 25,000 shares of common stock at an exercise price of $.86 per share, which vests ratably on March 1, 2005, 2006 and 2007;

•
for the issuance under the Omnibus Stock Plan of a ten-year option to purchase 75,000 shares of common stock at an exercise price of $6.00 per share, which vests ratably on February 10, 2006, 2007 and 2008; and

•	that, in the event that Mr. de la Rama’s employment is terminated without cause or due to a change of control of the Company, he shall receive 12 months’ severance.

Mr. de la Rama’s base salary was increased to $275,000 effective January 1, 2006. The maximum amount of incentive compensation that Mr. de la Rama could have earned in 2006 and may earn in any renewal year under his employment agreement, as amended, is $175,000.

Gregg A. Holst

Gregg A. Holst, the Company’s Chief Financial Officer, is employed by the LP, pursuant to an employment agreement dated December 19, 2005. That agreement provides:

•
for an initial term that will end on December 31, 2008, and for automatic one-year renewals of the agreement unless either party gives notice of its non-renewal not later than June 30, 2008 or June 30 of the then-current renewal year;

•
for payment of an annual base salary of $275,000, a signing bonus of $50,000, which was paid in January 2006, and incentive compensation provisions, subject to a guaranteed minimum in 2006 of $96,250, that are based upon the achievement of pre-determined earnings, cash flow and inventory turns targets;

•
for the issuance under the Omnibus Stock Plan of a five-year option to purchase 100,000 shares of common stock at an exercise price of $4.40 per share, which will vest ratably on December 27, 2006, 2007 and 2008; and

•
that, in the event that Mr. Holst’s employment is terminated without cause, or due to his death or disability, or if he resigns for a good reason, as that term is defined in his employment agreement, he will receive severance payments in the aggregate amount of his base salary, as in effect on the date of termination.

The maximum amount of incentive compensation that Mr. Holst could have earned in 2006 and may earn in any renewal year is $192,500.

Peter J. Rizzo (See “Departure of Former Chief Executive Officer, Peter J. Rizzo” under Severance Agreements)

Peter J. Rizzo, the Company’s former Chief Executive Officer, was employed by the Company’s subsidiary, I.C. Isaacs & Company, LP (the “LP”), pursuant to an employment agreement, dated December 9, 2003, and amended on October 13, 2004. The employment agreement, as amended, provided:

•	for payment of an annual base salary of $500,000 during the initial term of the employment agreement, increasing by 10% per year during each one-year renewal term;

•
for payment of incentive compensation provisions, subject to a guaranteed annual minimum amount of $175,000, that are based upon the Company’s achievement of pre-determined earnings, cash flow and inventory turns targets;

•
for the issuance under the Omnibus Stock Plan of a five-year option to purchase 500,000 shares of common stock at an exercise price of $0.95 per share, vesting ratably on December 9, 2004 and December 9, 2005;

•	for the issuance under the Omnibus Stock Plan of a ten-year option to purchase up to 100,000 shares of common stock at an exercise price of $3.10 per share on or after December 9, 2007;

•
that, if (a) Mr. Rizzo is not appointed as Chairman of the Board or he is removed from that position, (b) his duties as CEO are materially adversely changed or reduced, (c) his employment is terminated by the LP without cause or if, as a result of the occurrence of any of the events described in clauses (a) or (b), he resigns, he will be entitled to receive the following severance benefits:

•
if such termination occurs on or before December 31, 2006, he will be entitled to receive severance in an aggregate amount equal to 1.5 times his base salary and incentive compensation for the immediately preceding year (a minimum of $937,500 and up to as much as $1,275,000);

•
if such termination occurs after December 31, 2006, he will be entitled to receive severance in an aggregate amount equal to his base salary plus a pro-rata portion of any incentive compensation that otherwise would have become due and payable to him if his employment had not been terminated prior to the end of the year (a minimum of $675,000 and up to as much as $850,000); and

•	all unvested options granted to Mr. Rizzo under the Omnibus Stock Plan will immediately vest in full and will be exercisable by him for a period of one year after his employment is terminated.

The maximum amount of incentive compensation that Mr. Rizzo could have earned in any year of the initial term and any renewal year under his employment agreement was $350,000.

Mr. Rizzo’s employment agreement was terminated upon his resignation, effective April 5, 2007.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information covering stock options held by the Named Executive Officers:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

Options Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Option Expiration Date

Peter Rizzo Chief Executive Officer	412,700 (1) 100,000 (2)	0 0	0 0	$0.95 $3.10	4/7/2008 4/7/2008

Gregg Holst Chief Financial Officer	33,333 (3)	66,667	0	$4.40	12/27/2010

Jesse de la Rama Chief Operating Officer	50,000 (4) 25,000 (5)	25,000 0	0 0	$6.00 $0.87	2/9/2015 3/1/2009

(1)
On December 9, 2003, the Company granted Mr. Rizzo an option to purchase 500,000 shares of our common stock, with an expiration date of December 8, 2008. Mr. Rizzo exercised 21,500 options in 2005 and 65,800 options in 2006. On April 5, 2007, Mr. Rizzo resigned as CEO of the Company and, pursuant to his separation agreement with the Company, Mr. Rizzo has until April 5, 2008 to exercise the 412,700 outstanding options.

(2)
On October 14, 2004, the Company granted Mr. Rizzo an option to purchase 100,000 shares of our common stock, with a vesting date of October 14, 2007 and an expiration date of October 14, 2014. On April 5, 2007, Mr. Rizzo resigned as CEO of the Company and, pursuant to the separation agreement between him and the Company, the 100,000 options became fully vested. Mr. Rizzo has until April 5, 2008 to exercise these options.

(3)
On December 27, 2005, the Company granted Mr. Holst an option to purchase 100,000 shares of our common stock. 1/3 of these options vested on December 27, 2006. Of the remaining 66,667 options, 1/2 will vest on December 27, 2007 and 1/2 on December 27, 2008.

(4)
On February 10, 2005, the Company granted Mr. de la Rama an option to purchase 75,000 shares of our common stock. 1/3 of these options vested on February 10, 2006 and 1/3 vested on February 10, 2007. The remaining 25,000 options will vest on February 10, 2008.

(5)	On March 1, 2004, the Company granted Mr. de la Rama an option to purchase 25,000 shares of our common stock. These options vested ratably on each of March 1, 2005, 2006 and 2007.

Under the Company’s Omnibus Stock Plan, the Company may grant qualified and nonqualified stock options, stock appreciation rights, restricted stock or performance awards, payable in cash or shares of common stock, to selected employees.

Option Exercises

The following table sets forth information concerning stock options exercised during 2006:

OPTION EXERCISES
	Option Exercises
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Peter Rizzo Chief Executive Officer	65,800 (1)	$277,295
Gregg Holst Chief Financial Officer	0	$0
Jesse de la Rama Chief Operating Officer	0	$0

(1)	During 2006, Mr. Rizzo exercised the following options (65,800 shares in total):

Date	Options Exercised	Market Price per Option	Value Realized on Exercised per Option
Aug 23, 2006	29,000	$5.15	$4.20
Aug 25, 2006	6,500	$5.15	$4.20
Aug 30, 2006	1,000	$5.15	$4.20
Sept 5, 2006	13,500	$5.00	$4.05
Sept 8, 2006	4,000	$5.00	$4.05
Sept 12, 2006	7,300	$4.73	$3.78
Sept 14, 2006	4,500	$4.73	$3.78

The value realized on the options exercised is the intrinsic value of the stock on the date exercised (the market value) less the strike price of the option at the date of grant. Determining the appropriate fair value model and calculating the fair value of option awards require the input of highly subjective assumptions, including the expected life of the option awards and stock price volatility. The Company utilizes the Black-Scholes option-pricing model to value compensation expense. The assumptions used in calculating the fair value of option awards represent management’s best estimates, but the estimates involve inherent uncertainties and the application of management’s judgment. If factors change and, as a result, management utilizes different assumptions, stock-based compensation expense could be materially different in the future. The expected term of options awards granted is derived using a simplified method by using an average of the vesting term and the contractual term. The risk-free interest rate is based on the U.S. Treasury rates at the date of grant. Expected volatility is based on the historical volatility of the Company’s stock.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Peter J. Rizzo Chief Executive Officer	I.C. Isaacs Pension Plan	3	$0 (1)	$0
Gregg A. Holst Chief Financial Officer	I.C. Isaacs Pension Plan	1	$0	$0
Jesse de la Rama Chief Operating Officer	I.C. Isaacs Pension Plan	3	$15,123	$0

(1) On April 5, 2007, Mr. Rizzo resigned as CEO of the Company and based on this resignation, Mr. Rizzo will not accumulate the necessary minimum vesting required to receive benefits under the pension plan.

Until December 31, 2006, the Company sponsored a defined benefit pension plan that covered substantially all employees with more than one year of service. The Company’s policy is to fund pension costs accrued. Contributions to the plan reflect benefits attributed to employees’ service to date, as well as service expected to be completed in the future. The benefits are based on the number of years of service and the employee’s compensation during the three consecutive years of service prior to or including the year of termination of employment. Actuarial assumptions used in the calculation of benefits include the use of the 1983 Group Annuity Mortality tables (blended 50% males and 50% females) and an interest rate of 5.75%. In February 2007, the Company suspended the pension plan effective December 31, 2006. Therefore, no additional benefits for service will accrue after that date.

Severance Agreements

Departure of Former Chief Executive Officer, Peter J. Rizzo

On April 5, 2007, Peter J. Rizzo resigned from his positions as Chief Executive Officer, Chairman of the Board and as a director of the Company. In connection with his resignation and execution of a separation agreement, the Company agreed that Mr. Rizzo will receive the following payments and benefits: (i) severance of $550,000, which equals his 2006 base salary; (ii) a bonus of $45,547.75, which equals a pro rata portion of his 2007 bonus for work performed in his capacity as Chief Executive Officer during 2007; and (iii) if Mr. Rizzo timely elects to continue medical and/or dental insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will provide such coverage without charge to Mr. Rizzo for a period of one year after the date of his resignation and, alternatively, Mr. Rizzo will have the continued ability to participate in the Company’s plans in which he participated immediately prior to his resignation, but that are not covered by COBRA, so long as such coverage is available under such plans in accordance with applicable law. If such coverage is not available, the Company would use reasonable efforts to provide substantially similar individual coverage to Mr. Rizzo, or the Company would pay for the cost per annum of such coverage. In addition, during the one-year period following the date of his resignation, Mr. Rizzo may exercise any unvested portion of any option grants that was fully vested on the date of his resignation. Mr. Rizzo has agreed to be bound by customary confidentiality and non-solicitation covenants, to provide reasonable litigation assistance to the Company. He has also agreed to execute a release of claims in favor of the Company.

Appointment of New Chief Executive Officer, Robert S. Stec

On April 19, 2007, the Company and Mr. Stec entered into an employment agreement, effective as of April 5, 2007, with a term continuing through April 4, 2008. The term of the employment agreement may be extended by mutual agreement of the parties.

Under Mr. Stec’s employment agreement, Mr. Stec is entitled to an annual base compensation of $660,000.  In addition to base salary, Mr. Stec will receive an option to purchase 75,000 shares of the Company’s common stock, subject to the Company’s Omnibus Stock Plan and subject to an Amended and Restated Omnibus Stock Plan Nonstatutory Stock Option Grant Agreement, entered into on August 19, 2007 between the Company and Mr. Stec. If Mr. Stec’s employment is terminated prior to April 4, 2008 for any reason, Mr. Stec will be entitled to the following: (i) any accrued but unpaid base compensation through the date of termination; (ii) any vacation accrued to the date of termination; and (iii) any accrued but unpaid expenses through the date of termination. In addition, if Mr. Stec’s employment is terminated without cause or if Mr. Stec terminates the employment agreement for good reason, Mr. Stec will also be entitled to continued payment of his base compensation for one month after the date of termination.

Potential Payments upon Termination or Change of Control

Executive Employment Agreements

The employment agreement between the Company and each of Messrs. Rizzo, Holst and de la Rama (each, the “executive”) provides that upon termination (including termination by reason of non-renewal, and for Messrs. Rizzo and Holst, death or disability) by the Company without cause or in the case of Messrs. Rizzo and Holst, termination of the employment for good reason (as defined in their respective employment agreements), the executive will be entitled to a severance payment equal to the amount of such executive’s then-current base salary. In addition, Mr. Holst will be entitled to receive a pro rata portion of any bonus, through the date of termination, that would otherwise become due and payable the year the termination occurs. In these circumstances, the executives are also entitled to continued participation in all of the Company’s benefit plans, programs, arrangements and practices (excluding the option plan and any pension, 401(k), or similar retirement income or profit sharing plans) for a benefit period of one year. In addition, Mr. Rizzo’s employment agreement provides that if he is terminated by the Company without cause or if he terminates his employment for good reason on or before December 31, 2006, the Company will pay him an amount equal to one and one-half times the annual compensation earned by Mr. Rizzo in the calendar year immediately preceding the termination date, but not less than $937,500, and the benefit period during which he would be entitled to continue to participate in the Company’s benefit plans, programs and arrangements would be increased to 18 months.

The employment agreement between the Company and each of Messrs. Rizzo, Holst and de la Rama provide that if each executive’s employment is terminated other than for cause by the Company within 90 days prior to a change of control (as defined below), other than for cause by the Company (or a successor entity) at any time after a change of control, or as a result of executive’s resignation within 60 days (or in the case of Mr. Rizzo’s agreement, 90 days) after a change of control, the executive will be entitled to a severance payment equal to the amount of such executive’s then-current base salary. In addition, pursuant to his employment agreement, Mr. Rizzo would be entitled to receive a pro rata portion of any bonus, through the date of termination, for the year the termination occurs.

Under these agreements, change of control is defined generally as the acquisition of more than 50% of the voting power of the Company by any person or group other than François Girbaud, Marithé Bachellerie and/or any of their affiliates; any merger or similar transaction in which holders of our voting stock do not hold at least 51% of the voting stock of the surviving entity; any sale, merger, dissolution or other disposition of the Company; the sale or other disposition of all or substantially all of our assets; or a change in the composition of the Company’s Board of Directors occurring within a two-year period, as a result of which a majority of the members of the Board are no longer “continuing directors” (defined below) or any other directors whose elections or nominations were supported by a majority of “continuing directors.”

In the event that Mr. Stec’s employment with the Company is terminated other than for cause or due to his death or disability, any unexercised portion of the option that was vested as of the date of termination of employment may be exercised in whole or in part at any time within the 90-day period following his termination of employment, but not later than the expiration date of the option. In the event that Mr. Stec’s employment with the Company is terminated for cause, the option shall terminate on the date of his termination with respect to all shares not purchased prior to his termination. In the event that Mr. Stec ceases, by reason of disability, to be an employee of the Company, any unexercised portion of the option may be exercised in whole or in part at any time within one year after the date of his termination, but not later than the expiration date of the option. Upon Mr. Stec’s death, his executor may exercise all or any part of the outstanding option within one year after his death, but not later than the expiration date of the option.

The table below sets forth the payments and other benefits (excluding option grants, discussed below) that would be provided to each of the named executive officers upon termination of employment of each by the Company without cause (or, in the case of Messrs. Rizzo and Holst, for good reason), in connection with a change of control, and death or disability, as described more fully above. For purposes of the calculations in the table below, we have assumed a termination as of the end of the day on December 31, 2006:

Executive Severance Payments

Name	Cash Severance Payments Upon Termination by Executive for Good Reason or by Company Without Cause	Cash Severance Payments Upon Termination by Executive or by Company Without Cause Following Change of Control	Estimated Present Value of Continued Benefits Following Termination by Executive for Good Reason or by Company Without Cause (1)	Cash Severance Payments upon Death or Disability	Estimated Present Value of Continued Benefits Following Death or Disability
Peter J. Rizzo	$595,457 (2)	$595,457 (2)	$13,682 (2)	$595,457 (5)	$13,682 (3)
Jesse de la Rama	$275,000 (4)	$275,000	$7,163	$0 (4)	$7,163 (3)
Gregg A. Holst	$275,000	$275,000	$16,653	$275,000	$16,653 (3)

(1) Assumes a discount rate of 6% per annum.

(2) On April 5, 2007, Mr. Rizzo resigned his position as CEO and as agreed to in the separation agreement between him and the Company, Mr. Rizzo will be paid $550,000 in annual salary for 2007, $45,457 in prorated bonus for 2007, plus additional benefits paid by the Company for one year from the date of the separation agreement.

(3) For a benefit period of twelve months, the executives are entitled to medical, dental and insurance coverage substantially identical to the coverage in place prior to termination. This amount assumes circumstances that would provide the maximum benefit (i.e., disability of the executive and continued coverage for all current dependents).

(4) Pursuant to Mr. de la Rama’s employment agreement, termination of the agreement due to his death or disability is deemed to be a termination by the Company for cause.

(5) Pursuant to Mr. Rizzo’s employment agreement, termination of the agreement due to his death is deemed to be a termination by the Company for cause, but termination of the agreement due to his disability is deemed to be a termination by the Company without cause.

Under their employment agreements, each executive has agreed to protect the Company’s confidential information during the term of employment and for one year after termination. In addition, Mr. de la Rama has also agreed not to engage in certain defined competitive activities described in his agreement for one year after the termination of his employment with the Company.

Accelerated Vesting of Options upon Change of Control or Termination

Under the terms of the option grant agreements between the Company and its named executive officers, the unvested portion of any option grant shall immediately vest upon the earlier of (a) the officer’s termination of employment or consulting relationship with the Company or its affiliates due to disability or death or (b) a change of control that occurs while the executive is employed by, or in a consulting relationship with, the Company or its affiliates.

The table below sets forth the value of accelerated vesting of options under the following sets of circumstances: change of control and death or disability. In each set of circumstances specified in the table below, we have assumed a termination or change of control as of the end of the day on December 31, 2006.

Name	Change of Control	Termination on Account of Death or Disability
Peter J. Rizzo	$275,120 (1)	$275,120
Jesse de la Rama	$139,376 (2)	$139,376
Gregg A. Holst	$231,741 (3)	$231,741

(1)
On October 14, 2004, the Company granted Mr. Rizzo an option to purchase 100,000 shares of our common stock, with a vesting date of October 14, 2007 and an expiration date of October 14, 2014. On April 5, 2007, Mr. Rizzo resigned as CEO of the Company and, pursuant to the separation agreement between him and the Company, Mr. Rizzo’s options are fully vested. Mr. Rizzo has until April 5, 2008 to exercise these options. The Company values the compensation expense of these options using the Black-Scholes option-pricing model. The assumptions used in the valuation were an expected life of 5 years, risk free interest rate of 5.23% and volatility of 110%. Using these assumptions, each grant was valued at $2.7512.

(2)
On March 1, 2004 and February 10, 2005, the company granted Mr. de la Rama an option to purchase 25,000 shares and 75,000 shares of our common stock, respectively, with an expiration date of March 1, 2009 and February 10, 2015, respectively. Each option vests ratably over the first three years following the grant date on the anniversary of the option grant. As of December 31, 2006, 8,333 and 25,000 of these options remained unvested. The Company values the compensation expense of these options using the Black-Scholes option-pricing model. The assumptions used in the valuation of the March 1, 2004 grant were an expected life of 4 years, risk free interest rate of 2.60% and volatility of 120%. Using these assumptions, each option grant on March 1, 2004 was valued at $0.68. The assumptions used in the valuation for the February 10, 2005 grant were an expected life of 6.5 years, risk free interest rate of 4.50% and volatility of 120%. Using these assumptions, each option grant on March 1, 2004 was valued at $5.3484.

(3)
On December 27, 2005, the company granted Mr. Holst an option to purchase 100,000 shares of our common stock, with an expiration date of December 27, 2010. These options vest ratably on December 27, 2006, 2007 and 2008. As of December 31, 2006, 66,667 of these options remained unvested. The Company values the compensation expense of these options using the Black-Scholes option-pricing model. The assumptions used in the valuation were an expected life of 4 years, risk free interest rate of 4.50% and volatility of 120%. Using these assumptions, each grant was valued at $3.4761.

Robert S. Stec

Pursuant to the Amended and Restated Omnibus Stock Plan Nonstatutory Stock Option Grant Agreement entered into by the Company and Mr. Stec on April 19, 2007, Mr. Stec’s option to purchase up to 75,000 shares of our common stock shall become 100% vested if a Change of Control occurs while Mr. Stec is employed by the Company or its subsidiaries. The term “Change of Control” means (i) the sale of all or substantially all of the assets of the Company, (ii) the sale of more than 50% of the outstanding capital stock of the Company in a non-public sale, (iii) the dissolution or liquidation of the Company, or (iv) any merger, share exchange, consolidation or other reorganization or business combination of the Company if immediately after such transaction either (A) persons who were members of the Board of Directors of the Company immediately prior to such transaction do not constitute at least a majority of the Board of Directors of the surviving entity, or (B) persons who hold a majority of the voting capital stock of the surviving entity are not persons who held voting capital stock of the Company immediately prior to such transaction.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Options Awards ($)(5)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Neal J. Fox	$34,250 (1)	0	$70,358	0	0	0	$104,608
Jon Hechler	24,250 (2)	0	70,358	0	0	0	94,608
Olivier Bachellerie	12,250 (3)	0	70,358	0	0	0	82,608
Robert Stec	24,250 (4)	0	70,358	0	0	0	94,608
René Faltz	12,250 (3)	0	70,358	0	0	0	82,608
François Girbaud	12,250 (3)	0	70,358	0	0	0	82,608
John McCoy	12,250 (3)	0	70,358	0	0	0	82,608
Total	$131,750	0	$492,506	0	0	0	$624,256

(1)
Mr. Fox was paid $12,250 for his services as a non-employee director of the Company ($10,000 retainer and $750 for attending each of 3 Board Meetings in 2006), $16,000 for his services as Chairman of the Audit Committee ($10,000 retainer and $750 for attending each of 8 Audit Committee Meetings in 2006), $5,250 for his services as a member of the Compensation Committee ($750 for attending each of 7 Compensation Committee Meetings) and $750 for his services as a member of the Nominating Committee.

(2)
Mr. Hechler was paid $12,250 for his services as a non-employee director of the Company ($10,000 retainer and $750 for attending each of 3 Board Meetings in 2006), $6,000 for his services as a member of the Audit Committee ($750 for attending each of 8 Audit Committee Meetings in 2006), $5,250 for his services as the Chairman of the Compensation Committee ($750 for attending each of 7 Compensation Committee Meetings) and $750 for his services as a member of the Nominating Committee.

(3)	This Director was paid $12,250 for his services as a non-employee director of the Company ($10,000 retainer and $750 for attending each of 3 Board Meetings in 2006).

(4)
Mr. Stec was paid $12,250 for his services as a non-employees director of the Company ($10,000 retainer and $750 for attending each of 3 Board Meetings in 2006), $6,000 for his services as a member of the Audit Committee ($750 for attending each of 8 Audit Committee Meetings in 2006), $5,250 for his services as a member of the Compensation Committee ($750 for attending each of 7 Compensation Committee Meetings) and $750 for his services as the Chairman of the Nominating Committee.

(5)
On June 28, 2006, each non-employee director was granted 15,000 options under the Company’s Non-Employee Directors Stock Option Plan with a strike price of $5.80 each. The Company values the compensation expense of these options using the Black-Scholes option-pricing model. The assumptions used in the valuation were an expected life of 5 years, risk free interest rate of 5.23% and volatility of 110%. Using these assumptions, each grant was valued at $4.69 each.

Non-Employee Director Compensation

Compensation Arrangements for Fiscal 2006 and 2007:

Directors who are employed by us or any of our subsidiaries receive no compensation for serving on the Board. Directors who are not so employed (the “Outside Directors”) receive an annual retainer fee of $10,000 for their services and attendance fees of $750 per Board or committee meeting attended. The Chairman of the Audit Committee receives an additional $10,000 for the services he renders in that capacity. All directors are reimbursed for expenses incurred in connection with attendance at Board or committee meetings. In addition, Outside Directors are eligible to participate in the our 2005 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”), filed with the SEC on Form S-2/A on November 18, 2005. In 2002, our Outside Directors were awarded nonqualified stock options to purchase an aggregate of 210,000 shares of common stock at an exercise price of $0.58 per share. Those options vested in December 2004. In 2005, our Outside Directors were awarded fully vested nonqualified stock options under the Directors’ Plan to purchase an aggregate of 120,000 shares of common stock at an exercise price of $5.60 per share. In 2006, each Outside Director was awarded nonqualified stock options to purchase 15,000 shares of common stock at an exercise price of $5.80.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is information concerning the common stock ownership as of April 27, 2007 by (i) each person known to us to be the beneficial owner of more than 5% of our outstanding common stock, (ii) the Company’s Chief Executive Officer, Chief Financial Officer and each of its other “Named Executive Officers,” (iii) each director, and (iv) all of the Company’s directors and executive officers as a group.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned
	Number		Percent (2)
Wurzburg Holding S.A. (3)	4,549,167	(4)	33.6%
Microcapital Fund LP	991,778	(5)	7.3
Jeffrey L. Feinberg	1,639,250	(6)	12.1
Buckingham Capital Management Inc.	611,200	(7)	4.5
Peter J. Rizzo	512,700	(8)	3.8
Jesse de la Rama	75,000	(9)	*
Gregg A. Holst	33,333	(10)	*
François Girbaud (11)	4,579,167	(12)	33.9
Olivier Bachellerie (13)	60,000	(14)	*
René Faltz (15)	60,000	(14)	*
Neal J. Fox	82,000	(16)	*
Jon Hechler	219,081	(17)	1.6
Robert Stephen Stec (18)	60,000	(14)	*
John McCoy II (19)	30,000	(20)	*
All Officers and Directors as a Group (of 10)	5,711,281	(21)	42.2

* Represents less than one percent of the outstanding shares of common stock.
(1)	All shares are owned beneficially and of record unless indicated otherwise. Unless otherwise noted, the address of each stockholder is c/o the Company, 475 10th Avenue, 9th Floor, New York, NY 10018.
(2)    Based upon 12,282,618 shares outstanding on April 27, 2007, plus, where applicable, 1,243,034 shares issuable pursuant to options exercisable within 60 days of such date.
(3)    The address of this stockholder is 41, Avenue de la Gare, L-1611 Luxembourg.
(4)    Includes 3,966,667 shares owned beneficially and of record by this stockholder’s wholly owned subsidiary, Textile Investment International, S.A.
(5)    Based on information set forth in a Schedule 13D filed with the SEC on April 5, 2007 by MicroCapital, LLC and related parties reporting shared power to vote or direct the vote of, and shared power to dispose or direct the disposition of, 991,778 shares. The address of this stockholder is 623 Fifth Avenue, Suite 2502, New York, New York.
(6)
Based on information set forth in a Schedule 13G amendment filed with the SEC on February 13, 2007 by Jeffrey L. Feinberg and related parties reporting shared power to vote or direct the vote of, and shared power to dispose or direct the disposition of, 1,639,250 shares. The address of this stockholder is c/o JLF Asset Management, L.L.C., 2775 Via de la Valle, Suite 204, Del Mar, California.

(7)    Based on information set forth in a Schedule 13G amendment filed with the SEC on April 10, 2007 by Buckingham Capital Management Inc. reporting sole power to vote or direct the vote of, and sole power to dispose or direct the disposition of, 611,200 shares. The address of this stockholder is 750 Third Avenue, Sixth Floor, New York, New York 10017.
(8)    Includes 512,700 shares that Mr. Rizzo may acquire pursuant to an option exercisable by him within 60 days of the date of this report.
(9)    Includes 75,000 shares that Mr. de la Rama may acquire pursuant to an option exercisable by him within 60 days of the date of this report.
(10)   Includes 33,333 shares that Mr. Holst may acquire pursuant to an option exercisable by him within 60 days of the date of this report.
(11)   Mr. Girbaud’s address is 8 Rue Du Centre, Vevey, Switzerland.

(12)    Includes all of the shares owned or controlled by Wurzburg, as to which Mr. Girbaud, as a controlling shareholder thereof, is deemed to possess all rights regarding the voting and disposition thereof. Also includes 30,000 shares that Mr. Girbaud may acquire pursuant to an option exercisable by him within 60 days of the date of this report.
(13)    Mr. Bachellerie’s address is 94 Rue Louis Blanc, 75009 Paris, France.
(14)    Includes 60,000 shares that this person may acquire pursuant to an option exercisable by him within 60 days of the date of this report.
(15)	Mr. Faltz’s address is 41 Avenue de la Gare, Luxembourg, L-1611.
(16)	Includes 82,000 shares that Mr. Fox may acquire pursuant to options exercisable by him within 60 days of the date of this report.
(17)	Includes 67,000 shares that Mr. Hechler may acquire pursuant to options exercisable by him within 60 days of the date of this report.
(18)	Mr. Stec’s address is 407 W. Greenway, North Greensboro, North Carolina.
(19)   Mr. McCoy’s address is c/o Components by John McCoy, Inc., 20 West 55th Street, New York, New York.
(20)   Includes 30,000 shares that Mr. McCoy may acquire pursuant to an option exercisable by him within 60 days of the date of this report.
(21)
Includes 976,700 shares that may be acquired by Messrs. Rizzo, de la Rama, Bachellerie, Faltz, Fox, Girbaud, Hechler, McCoy and Stec pursuant to options exercisable by them within 60 days of the date of this report.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

In April 2007, our Board adopted a policy and procedures for review, approval and monitoring of transactions involving the Company and “related persons” (generally, directors and executive officers, director nominees, shareholders owning five percent or more of the Company’s outstanding stock and immediate family members of the foregoing). The policy covers any related person transaction proposed to be entered into after the policy’s adoption that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).

Related person transactions must be approved by the Board or by a committee of the Board consisting solely of independent directors, who will approve the transaction only if they determine that it is in the best interests of the Company. In considering the transaction, the Board or committee will consider all relevant factors, including as applicable: (i) the related person’s interest in the transaction; (ii) the approximate dollar value of the amount involved in the transaction; (iii) the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss; (iv) the Company’s business rationale for entering into the transaction; (v) the alternatives to entering into a related person transaction; (vi) whether the transaction is on terms no less favorable to the Company than terms that could have been reached with an unrelated third party; (vii) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; (viii) the overall fairness of the transaction to the Company; and (ix) any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction. If a director is involved in the transaction, he or she will not cast a vote regarding the transaction.

Transactions

In November 1997, the Company entered into an exclusive license agreement (the “Girbaud Men’s Agreement”) with Girbaud Design, Inc. and its affiliate, Wurzburg Holding S.A. (“Wurzburg”), to manufacture and market men’s jeanswear, casualwear and outerwear under the Girbaud brand and certain related trademarks (the “Girbaud Marks”) in all channels of distribution in the United States, including Puerto Rico and the U.S. Virgin Islands. Both Girbaud Design, Inc. and its affiliate, Wurzburg, are companies wholly owned, directly or indirectly, by François Girbaud and Marithé Bachellerie. Mr. Girbaud and Ms. Bachellerie, together with Wurzburg, Latitude Licensing Corp (“Latitude”) and the various companies that they directly and indirectly control, are collectively referred to as the “Girbaud Group.”

Wurzburg and Mr. Girbaud are deemed to beneficially own more than 5% of the Company’s common stock. In addition, Mr. Girbaud, Mr. Olivier Bachellerie, who is the son of Marithé Bachellerie, and Mr. Faltz, who is a Managing Director of several companies that are beneficially owned by Marithé Bachellerie and François Girbaud, are directors of the Company.

In January and March 1998, the Girbaud Men’s Agreement was amended and restated to include Latitude as another member of the Girbaud Group of companies, as the licensor, and to include active influenced sportswear as a licensed product category. Also in March 1998, the Company entered into the Girbaud Women’s Agreement with Latitude to manufacture and market women’s jeanswear, casualwear and outerwear, including active influenced sportswear, under the Girbaud Marks in all channels of distribution in the United States, including Puerto Rico and the U.S. Virgin Islands. The Girbaud agreements, as amended, include the right to manufacture the licensed products in a number of foreign countries through 2007.

Under the Girbaud Men’s Agreement, the Company is required to make payments to Latitude in an amount equal to 6.25% of its net sales of regular license merchandise and 3.0% in the case of certain irregular and closeout licensed merchandise. Except as noted below, the Company is subject to guaranteed minimum annual royalty payments of $3.0 million each year from 2002 through 2007. The Company is required to spend an amount equal to the greater of 3% of Girbaud men’s net sales or $500,000 (increased by $200,000 in each of 2007, 2008 and 2009) in advertising and related expenses promoting the men’s Girbaud brand products in each year through the term of the Girbaud Men’s Agreement. During 2006, the Company made royalty payments under the Girbaud Men’s Agreement totaling approximately $4,290,000.

Under the Girbaud Women’s Agreement, the Company is required to make payments to Latitude in an amount equal to 6.25% of its net sales of regular licensed merchandise and 3.0% in the case of certain irregular and closeout licensed merchandise. Except as noted below, the Company is subject to guaranteed minimum annual royalty payments of $1.5 million each year from 2002 through 2007. The Company is required to spend an amount equal to the greater of 3% of Girbaud women’s net sales of $400,000 (increased by $200,000 in each of 2007, 2008 and 2009) in advertising and related expenses promoting the women’s Girbaud brand products in each year through the term of the Girbaud Women’s Agreement. In addition, over the term of the Girbaud Women’s Agreement, the Company is required to contribute $190,000 per year to Latitude’s advertising and promotional expenditures for the Girbaud brand. During 2006, the Company made royalty payments under the Girbaud Women’s Agreement totaling $1,500,000.

During each of the five years ended December 31, 2005, the amounts of advertising and related expenses incurred by the Company in marketing the Girbaud brand products were less than the amounts required under the agreements. In each of the various amendments to the men’s and women’s license agreements, which were executed from 2002 through 2004, Latitude and the Company confirmed to one another that neither party was in default to the other in the performance of any of the obligations owed by either of them to the other. On March 29, 2006, Latitude also waived the Company’s failure to spend the minimum amounts required under the men’s and women’s license agreements in 2005. In 2006, the Company was in compliance with these requirements under the licensing agreements.

The Company is obligated to pay a minimum of $9.1 million during 2007 in the form of minimum royalty payments, fashion show and advertising and promotional expenses pursuant to the Girbaud Agreements. In 2007, the Company expects that substantially all of its net sales will come from apparel associated with the Girbaud licenses.

REPORT OF THE AUDIT COMMITTEE

The operations of the Audit Committee are governed by a written charter adopted by the Board, a copy of which can be accessed through the News—Corporate Governance links on the Company’s website at www.icisaacs.com. Pursuant to the charter, only independent directors, as that term is defined by the Marketplace Rules of The Nasdaq Stock Market, may serve as members of the Audit Committee.

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing:

•	the financial reports and other financial information provided by the Company to any governmental body or the public;

•	the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and

•	the Company’s auditing, accounting and financial reporting processes generally.

The Audit Committee performs its oversight of the Company’s financial reporting obligations by engaging in dialogues with management and with BDO Seidman, LLP, the Company’s independent registered public accounting firm during the year ended December 31, 2006. The discussions in which we engage pertain to issues germane to the preparation of the Company’s annual financial statements, and the conduct and completion of the audit of the Company’s annual financial statements.

The Audit Committee has reviewed and discussed the Company’s consolidated annual financial statements with management and with representatives of BDO Seidman, LLP. We also discussed with representatives of that accounting firm the matters required to be discussed with the Company’s independent registered public accounting firm, pursuant to Statement of Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

BDO Seidman, LLP also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and we discussed the question of BDO Seidman, LLP’s independence with representatives of that firm.

Based upon those reviews and discussions, and BDO Seidman, LLP’s report regarding its audit of the Company’s financial statements for the year ended December 31, 2006, the Audit Committee recommended to the Company’s Board that such audited financial statements be included in the Company’s Annual Report on Form 10-K, filed with the SEC on April 2, 2007.

All of the non-audit services provided by BDO Seidman, LLP during 2006, and the fees and costs incurred in connection with those services, were pre-approved by this Audit Committee in accordance with the Company’s policy of pre-approval of audit and permissible non-audit services. (This policy is discussed in further detail below in the discussion of Proposal 2.) Before approving the retention of BDO Seidman, LLP for these non-audit services, the Audit Committee considered whether such retention was compatible with maintaining BDO Seidman, LLP’s auditor independence. In reliance on the reviews and discussions, discussed above, with management and BDO Seidman, LLP, the Audit Committee believes that the non-audit services provided by BDO Seidman, LLP were compatible with, and did not impair, BDO Seidman, LLP’s auditor independence.

The following Board members currently serve on the Company’s Audit Committee:

Neal J. Fox (Chairman);
Jon Hechler; and
John McCoy.

Robert Stec was a member of the Audit Committee during fiscal 2006 and until April 2007, when he was appointed interim CEO of the Company. At that time, Mr. Stec stepped down and John McCoy became the third member of the Audit Committee.

PROPOSAL 2 — RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
At the Annual Meeting, our stockholders will be asked to ratify the Board’s appointment of BDO Seidman, LLP as our independent registered public accounting firm for the year ended December 31, 2007. It is expected that a representative of BDO Seidman, LLP will be present at the meeting. This representative will have the opportunity to make a statement if he or she desires to do so. In addition, this representative is expected to be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table shows the fees that the Company paid or accrued for the audit and other services provided by BDO Seidman, LLP in 2006 and 2005:

	Years Ended December 31,
	2006	2005
Audit Fees (1)	$375,900	$370,800
Audit-related Fees (2)	18,000	46,300
Tax Fees	22,000	21,500
Total	$415,900	$438,600

(1)	“Audit Fees” includes the audit of the Company’s consolidated financial statements and quarterly reviews of its financial statements and related filings on SEC Forms 10-K and 10-Q.

(2)	“Audit-related Fees” includes an audit of the Company’s employee benefit plan.

All audit and audit related services were pre-approved by the Audit Committee, which concluded that the performance of such services by BDO Seidman, LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accountants

Beginning in 2003, our Audit Committee instituted a policy of pre-approving all audit and permissible non-audit services provided by our independent certified public accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent certified public accountants and management are required to periodically report to the Audit Committee regarding the extent of services provided by our independent certified public accountants in accordance with this pre-approval requirement and the fees that we have incurred for those services. The Audit Committee may also pre-approve additional services on a case-by-case basis. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the Company’s independent certified public accounting firm.

Approval of the proposal to ratify the appointment of BDO Seidman, LLP as the Company’s independent public accounting firm for the year ended December 31, 2007 requires the affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2.

OTHER MATTERS

Stockholder Proposals and Director Nomination Recommendations

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if a stockholder wants to submit a proposal for inclusion in our proxy materials for the next annual meeting of stockholders, it must be received at our principal executive offices, 475 10th Avenue, 9th Floor, New York, NY 10018, Attention: Secretary, not later than December 3, 2007. In order to avoid controversy, stockholders should submit proposals by means that permit them to prove the date of delivery.

If a stockholder intends to present a proposal for consideration at the next annual meeting outside of the processes of Rule 14a-8 of the Exchange Act, the Company must receive notice of such proposal at the address given above by February 15, 2008, or such notice will be considered untimely under Rule 14a-4(c)(1) under the Exchange Act, and our proxies will have discretionary voting authority with respect to such proposal, if presented at the annual meeting, without including information regarding such proposal in our proxy materials.

Submitting a stockholder proposal or director nomination recommendation does not guarantee that we will include it in our proxy statement. The Nominating Committee reviews all stockholder proposals and director nomination recommendations and makes recommendations to the Board for action on such matters. For information on recommending individuals for consideration as director nominees, see “Corporate Governance—Director Candidates.”

The deadlines described above are calculated by reference to the mailing date of the proxy materials for this year’s Annual Meeting. If the Board changes the date of next year’s annual meeting by more than 30 days, the Board will, in a timely manner, inform stockholders of such change and the effect of such change on the deadlines given above by including a notice under Item 5 in our earliest possible quarterly report on Form 10-Q or, if that is impracticable, by any means reasonably calculated to inform the stockholders.

Annual Report to Stockholders

Our Annual Report to Stockholders, consisting of a letter from our Chief Executive Officer and our Annual Report on Form 10-K for the year ended December 31, 2006 (including audited financial statements), has been mailed to our stockholders concurrently herewith, but such report is not incorporated in this Proxy Statement and is not deemed to be part of the proxy solicitation material.

Other Matters Coming Before the Meeting

The Board of Directors does not know of any other matters that are to be presented for action at the meeting. If any other matter is properly brought before the meeting or any adjournments thereof, and we did not receive notice of that matter on or before January 26, 2007, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received in accordance with their best judgment.

By order of the Board of Directors
/s/ Gregg A. Holst
GREGG A. HOLST, Secretary
April 30, 2007
New York, NY

¢

I.C. ISAACS & COMPANY, INC.

Proxy Solicited on Behalf of the Board of Directors of the Company

for the Annual Meeting

May 30, 2007

The undersigned hereby constitutes and appoints Robert S. Stec and Gregg A. Holst, and each of them, the true and lawful agents and proxies of the undersigned with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of I.C. Isaacs & Company, Inc. to be held at the offices of Kramer Levin Naftalis & Frankel LLP located on the 29th Floor at 1177 Avenue of the Americas, New York, New York, on Wednesday, May 30, 2007, at 10:00 a.m., Eastern Time, and at any adjournments thereof, on all matters coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote your shares unless you sign and return this card.

This proxy when properly executed will be voted in the manner directed herein. Unless a contrary direction is indicated, this proxy will be voted for all nominees listed in proposal 1 and for proposal 2, as more specifically described in the proxy statement.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

I.C. ISAACS & COMPANY, INC.

May 30, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

” Please detach along line and mail in the envelope provided. ”

¢ 20730000000000001000 4                                                 053007

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES FOR DIRECTOR AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

        NOMINEES:
☐ FOR ALL NOMINEES         0 Olivier Bachellerie
                         0 René Faltz
☐ WITHHOLD AUTHORITY  0 Neal J. Fox
FOR ALL NOMINEES     0 François Girbaud
    0 Jon Hechler
☐ FOR ALL EXCEPT               0 Robert Stephen Stec
(See instructions below)        0 John McCoy II

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the  account may not be submitted via this method.                                   ☐

Signature of Stockholder _________________________ Date: _______________
                                                                FOR     AGAINST      ABSTAIN
2. Ratification of the appointment of BDO Seidman, LLP                    ☐            ☐         ☐
Company’s independent registered public accountants for the
year ending December 31, 2007

3. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.

I hereby revoke all proxies heretofore given by me to vote at said meeting or any adjournments thereof.

                Please check here if you intend  ☐
to attend the meeting in person.

Signature of Stockholder ______________________  Date: ________________

Note: Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.                                                                           ■
■